Exhibit 10.33
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”), by and among Exicure, Inc. (the “Company”) and Seung Ik Baik (“You” or “Your”) (the Company and You each a “Party,” and collectively the “Parties”), is entered into and effective as of December 20, 2024 (the “Effective Date”).1
WHEREAS, the Company desires to employ You as its Chief Financial Officer and You desire to accept said employment by the Company;
WHEREAS, the Company has agreed to employ You in exchange for Your compliance with the terms of this Agreement; and
WHEREAS, the Company and You desire to express the terms and conditions of Your employment in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Employment and Duties.
(a)Position. As of the Effective Date, the Company shall employ You as its Chief Financial Officer.
(b)Reporting. You shall report directly and exclusively to the Chief Executive Officer of the Company.
(c)Duties. You agree to make best efforts to perform the duties as set forth in Exhibit B (the “Duties”) and as may otherwise be assigned to You by the Company from time to time in its sole and absolute discretion as needed. You agree to act at all times to the best of Your knowledge in the best interests of the Company. You further agree to promptly report to the Board all material decisions made by You related to the Duties and the Company’s business, operations, and finances.
(d)Devotion of Time. You agree to (i) devote all necessary working time required of Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform Your obligations under this Agreement. Notwithstanding the foregoing, the Company acknowledges and agrees that (A) You currently hold a director position at The Technology and (B) You may continue to hold such positions during Your employment with the Company without violating this provision, provided that such positions do not materially interfere with the performance of Your Duties pursuant to this Agreement. In addition, You may (i) engage in community, charitable, and educational activities, (ii) manage Your personal investments, and (iii) serve on corporate boards or committees, provided that such activities in subclauses (i) through (iii) do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company.
(e)Company Policies. You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company’s employee handbook. If this Agreement conflicts with such policies or procedures, this Agreement shall control.
(f)Fiduciary Duties. As an officer of the Company, You owe a duty of care and loyalty to the Company, as well as a duty to perform Your Duties in a manner that is in the best interests of the Company. You owe such duties to the Company in addition to duties imposed upon You under applicable law.
(g)Geographic Area. You shall perform Your duties primarily remotely, subject to necessary travel requirements.
2.Term. Your employment relationship with the Company is at-will. You may terminate Your employment with the Company at any time and for any reason whatsoever by notifying the Company, and the Company may terminate Your employment at any time with or without cause or advance notice. The period during which You are employed by the Company shall be referred to as the “Employment Period.”
3.Compensation and Benefits.
(a)Base Salary. During the Employment Period, the Company shall pay You an annual base salary (“Base Salary”) of One Hundred Thirty Thousand Dollars ($130,000), subject to all applicable withholdings, in accordance with the Company’s normal payroll practices. Your Base Salary may be adjusted at the discretion of the Board based upon Your performance and the Company’s performance, as determined in the sole and absolute discretion of the Board.
1 Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section attached as Exhibit A. Exhibit A is incorporated by reference and is included in this Agreement.

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(b)Benefits Plans. During the Employment Period, You are eligible to participate in benefit plans from time to time in effect for executives and employees of the Company, subject to the terms and conditions of such plans as in effect from time to time.
(c)Business Expenses. During the Employment Period, the Company shall reimburse You for all business expenses incurred by You in the performance of Your duties under this Agreement in accordance with the policies and procedures of the Company.
4.Indemnification. The Company shall indemnify You to the extent permitted by applicable law from and against any action, suit, proceeding, or liability arising as a direct consequence of the discharge of Your duties under this Agreement or of Your status as an officer or director of the Company.
5.Termination. As an at-will employee, Your employment and this Agreement may be terminated at any time and for any reason by You or by the Company.
6.Company’s Post-Termination Obligations. If this Agreement terminates for any reason, then the Company shall pay You all accrued but unpaid wages through the date of Your “separation from service,” as defined in Internal Revenue Code Section 409A, based on Your then current Base Salary, which will be paid in one-time lump sum within five (5) business days following the date of Your “separation from service” (the “Separation Payment”). You acknowledge and agree that the Separation Payment shall constitute the consideration for the release, noted below, and Your post-termination obligations and shall constitute full satisfaction of the Company’s post-termination obligations under this Agreement. However, the Company’s obligation to pay the Separation Payment to You shall be conditioned upon the following: Your execution and non-revocation of a reasonable release agreement in a form prepared by the Company in its sole and absolute discretion and in which You release the Company (including the Company’s parents, subsidiaries, affiliates, and all related companies, as well as each of their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans) from any and all liability and claims of any kind whatsoever, regardless whether such claims are known at the time of the release.
7.Your Post-Termination Obligations.
(a)Return of Materials/Property. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You shall not (a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession custody, or control, or (b) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (a) any entity which is affiliated or related to the Company, or (b) the Company’s customers, licensors, or suppliers.
(b)Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts (up to $10,000) owed to the Company from Your final paycheck and any other amounts that would otherwise be due to You, including under Section 6 above, except to the extent such amounts constitute “deferred compensation” under Internal Revenue Code Section 409A. Nothing in this Section 7(b) shall limit the Company’s right to pursue means other than or in addition to deduction to recover the full amount of any outstanding obligations to the Company.
(c)Non-Disparagement. During Your employment and following the termination of Your employment with the Company for any reason, You shall not make any false and disparaging/defamatory statements, whether written or oral, regarding the Company, or any of its current or former officers, directors, shareholders, or employees. Nothing is this Paragraph precludes You from making truthful statements required by law, regulation, or legal process, reporting alleged crimes or unlawful employment practices to any appropriate federal, state, or local governmental agency, or participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws.
(d)Resignation. Upon the termination of Your employment with the Company for any reason, You shall deliver to the Company a written resignation from all offices, memberships on the Board, and fiduciary positions in which You serve.
8.Assignment of Rights. You acknowledge and agree that, as between You and the Company, the Company shall own, and You hereby assign and, upon future creation, automatically assign to the Company, all right, title and interest, including, without limitation all Intellectual Property Rights, in and to any existing and future Work Product (created after

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the Effective Date) that (a) is or was created within the scope of Your employment, (b) is based on, results from, or is suggested by any work performed within the scope of Your employment and is related to the Company’s business, (c) has been or will be paid for by the Company, or (d) was created or improved in whole or in part through use of the Company’s time, personnel, resources, data, facilities, or equipment. All Work Product, to the extent permitted by applicable law, shall constitute work made for hire and shall be owned upon its creation exclusively by the Company and shall be limited to rights related to the research efforts of the Company.
You shall not take any actions inconsistent with the provisions of this Section, including but not limited to the execution of any agreements with any third parties that may affect the Company’s title in and to any Work Product. At the Company’s request, You agree, reasonable expenses to be reimbursed, to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents and instruments (including additional written assignments to the Company), whether for filing an application or registration for protection of the Work Product (an “Application”) or otherwise under any form of intellectual property laws whether in the United States or elsewhere in the world, (ii) explaining the nature and technical details of construction and operation of the Work Product to persons designated by the Company, (iii) reviewing and approving Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. You agree to provide additional evidence to support the foregoing if such evidence is considered necessary by the Company, is in Your possession or control, and is reasonably available and retrievable.
You agree to disclose to the Company and provide the Company with a complete written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product, upon creation of any subject matter that may constitute Work Product, and upon request by the Company. Your failure to provide such a description to the Company, or the Company’s failure to request such a description from You, will not alter the rights of the Company to any Work Product under this Section or otherwise.
Notification Pursuant to the Employee Patent Act, 765 ILCS 1060/2 (1983)
Notwithstanding anything to the contrary set forth in this Agreement, this Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Your own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by You for the Company.
9.[Section intentionally omitted]
10.Release. During Your employment, You consent to the Company’s reasonable use of Your image, likeness, voice, or other characteristics in the Company’s products, services, marketing or informational materials. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics..
11.Post-Employment Activities. You acknowledge and agree that, beginning on the date Your employment with the Company terminates for any reason, (i) You shall remove any reference to the Company as Your current employer from any source You control, either directly or indirectly, including, but not limited to, any Social Media such as LinkedIn, Facebook, Twitter, and/or Instagram, and (ii) You are not permitted to represent Yourself as currently being employed by the Company to any person or entity, including, but not limited to, on any Social Media.
12.Injunctive Relief. If You breach or threaten to breach any portion of this Agreement, You agree that: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) the Company shall have the right to seek injunctive relief to enforce this Agreement. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
13.[Section intentionally omitted]
14.Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company and You shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
15.Waiver. A Party’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. A Party’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

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16.Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
17.Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between You and the Company, nothing in this Agreement or in any other agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.
18.Governing Law. The laws of the State of Illinois, and the Defend Trade Secrets Act of 2016, where applicable, shall govern this Agreement. If Illinois’ conflict of law rules would apply another state’s laws, the Parties agree that Illinois law shall still govern.
19.No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
20.Entire Agreement. This Agreement, including Exhibits A and B, which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.
21.Amendments. This Agreement may not otherwise be amended or modified except in writing signed by both Parties.
22.Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement.
23.Notice. Whenever any notice is required, it shall be given in writing addressed as follows:
To Company:        Exicure, Inc.
2430 N. Halsted Street
Chicago, IL 60614

To Executive:        Seung Ik Baik
            4F, Hakdong-ro 59Gil 29, Gangnam-gu,
Seoul, Korea 06065

Notice shall be deemed given and effective on the earlier of: (i) the date on which it is actually received; (ii) the next business day after it is deposited with UPS, FedEx, or a similar overnight courier service for next business day delivery; or (iii) three (3) days after its deposit in the U.S. Mail addressed as above and sent first class mail, certified, return receipt requested. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.
24.Consent to Jurisdiction and Venue. You agree that any and all claims arising out of or relating to this Agreement shall be brought solely and exclusively in a state or federal court of competent jurisdiction in Illinois. You consent to the personal jurisdiction of the state and/or federal courts located in Illinois. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
25.Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

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26.Affirmation. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.
27.Taxes; Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulaton. The Company shall not be liable to, and You shall be solely liable and responsible for, any taxes that may be imposed on You.
28.Compliance With Internal Revenue Code Section 409A. The Parties agree that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from, or, if that is not possible, then compliant with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its managers, members, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by You as a result of the application of Section 409A of the Code. Any right to a series of installment payments under this Agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.
All reimbursements and in-kind benefits provided under this Agreement that are includible in Your federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that (i) any reimbursement is for expenses incurred during Your lifetime (or during a shorter period of time specified in this agreement), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
In the event that You are a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A and would otherwise be payable upon Your “separation from service” (as described in Code Section 409A), then no such payment or benefit shall be made before the date that is six (6) months after Your “separation from service” (or, if earlier, the date of Your death). Any payment or benefit delayed by reason of the prior sentence (the “Delayed Payment”) shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
29.Clawbacks. The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company as may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
30.Right to Advice. You acknowledge that You were informed that You have the right to request or receive confidential legal advice and consult with an attorney before executing the Agreement and that this Paragraph shall constitute written notice of the right to consult with legal counsel.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Exicure, Inc.

By: _____________________________
Josh Miller
Chief Accounting Officer

Date: ____________________________

Seung Ik Baik:

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_________________________________

Date:_____________________________

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EXHIBIT A
DEFINITIONS
A.“Confidential Information” means (1) information of the Company, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Company, (b) was disclosed to You or of which You became aware of as a consequence of Your relationship with the Company, (c) possesses an element of value to the Company, and (d) is not generally known to the Company’s competitors, and (2) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) methods of operation, (ii) price lists, (iii) financial information and projections, (iv) personnel data, (v) future business plans, (vi) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (vii) the Work Product, (viii) advertising or marketing plans, and (ix) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, prospective customers, or any third party, including, but not limited to, the names of Customers and prospective customers, Customer and prospective customer lists compiled by the Company, and Customer and prospective customer information compiled by the Company. Confidential Information shall not include any information that (v) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (w) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, (x) otherwise enters the public domain through lawful means, (y) making truthful statements required by law, regulation, or legal process, or reporting crimes or unlawful employment practices, to any appropriate federal, state, or local governmental agency, or (z) participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws.
B.“Intellectual Property Rights” are all: (a) patents and associated reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part; (b) all inventions, whether patentable or not and whether or not reduced to practice; (c) registered and unregistered trademarks, service marks, certification marks, trade dress, logos, trade names, brand names, corporate names, business and product names, internet domain names, internet uniform resource locators, and internet protocol addresses and all goodwill associated with these rights; (d) Trade Secrets, industrial rights, industrial designs; (e) registered and unregistered works of authorship, copyrights, moral rights and publicity rights; (f) all rights to computer software, computer software source code, proprietary databases and mask works and all documentation and developer tools associated with these; (g) proprietary rights that are similar in nature to those enumerated in (a) through (f) anywhere in the world, (h) all enhancements and improvements to and all derivations of any of the rights enumerated in (a) through (g); and (i) all applications, registrations and documentation associated with the rights described in (a) through (g).
C.“Social Media” means any form of electronic communication (such as Web sites for social networking and micro blogging) through which users create online communities to share information, ideas, personal messages, and other content, such as videos.
D.“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
E.“Work Product” means:
(i)any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, trademarks, trade dress, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images, and artistic works, and any related application or

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registrations, and each and every original, interim and final version, copy, replica, prototype, or other original work of authorship thereof or in any way related thereto, any and all reproductions, distribution rights, ancillary rights, performances, displays, derivative works, amendments, versions, modifications, copies, or other permutations of the foregoing, regardless of the form or type and the renewals and extensions thereof;
(ii)any subject matter (including but not limited to any new and useful process, machine, manufacture, or composition or matter, or any new and useful improvement thereof) protected or eligible for protection under patent, copyright, proprietary database, trademark, trade dress, Trade Secret, rights of publicity, Confidential Information, or other property rights, including all worldwide rights therein;
(iii)any goodwill, commercial and economic benefits, relationship and contracts arising out of or resulting from Your employment; and
(iv)any Intellectual Property Rights included within and associated with the items described in (i), (ii) and (iii).

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EXHIBIT B
JOB DUTIES
•Driving the Company’s financial planning
•Performing risk management by analyzing the Company’s liabilities and investments
•Deciding on investment strategies by considering cash and liquidity risks
•Evaluating the Company’s capital raising plans and capital structure
•Ensuring cash flow is appropriate for the Company’s expenses
•Reporting regular reports on the status of the Company’s restructuring efforts to the board of directors and the Chief Executive Officer
•Ensuring the Company’s compliance with all applicable laws, rules, regulations and standards

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